TF Financial Corporation

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Introduction.  This Code of Ethics for Senior Financial Officers (“Code of Ethics”) applies to the principal executive officer, principal financial officer and principal accounting officer or controller of TF Financial Corporation (the “Company”) and 3rd Fed Bank (“Bank”), as well as to any other person performing similar functions (collectively, “Senior Financial Officers”).  The Code of Ethics was adopted by the Company’s Board of Directors and became effective as of December 31, 2003, and was amended on January 23, 2013.

The Company expects its Senior Financial Officers, as well as all of its directors and employees, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, and to abide by the policies and procedures adopted by the Company and the Bank to govern the conduct of their employees.  This Code of Ethics is intended to supplement the Conflict of Interest – Ethics Policy.

Duties.  Each Senior Financial Officer must:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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Avoid conflicts of interest and potential conflicts of interest and disclose to the Company’s Audit Committee any transaction or relationship that reasonably could be expected to give rise to such a conflict.

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Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiaries files with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Pennsylvania Department of Banking (the “Department”), the Federal Reserve, and other regulators and in other public communications made by the Company or its subsidiaries.

•	Act on the Company’s behalf in a manner that complies with, and take all reasonable measures to ensure the Company’s compliance with, all applicable governmental laws, rules and regulations.

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Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers and consumers, to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process, and to comply in full with the Bank Privacy Policy.

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Promptly report any violation of this Code of Ethics to the Audit Committee or the Ethics Officer.  A Senior Financial Officer may choose to remain anonymous in reporting possible violations of this Code of Ethics.  No adverse action will be taken against any person reporting such matters as the result of making such report.

Accountability.  The Company’s Senior Financial Officers are on notice that they will be held accountable for their adherence to this Code of Ethics and that their continued employment by the Company or the Bank depends on their full compliance with the policies stated in this Code.  Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the officers and/or the Company.

Internal Accounting Controls.  Senior Financial Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company misleading.

A Senior Financial Officer who becomes aware of inadequate controls or a failure or circumvention of controls, or that transactions, or other items, are improperly recorded on the Company’s books or records, must promptly report the situation to the Company’s independent auditor, S. R. Snodgrass, or to the Audit Committee.

A Senior Financial Officer who is concerned about an accounting or auditing matter involving the Company that he believes is questionable may report such matter by written report (which may be anonymous) to one of the members of the Company’s Audit Committee.  No adverse action will be taken against any person reporting such matters as the result of making such report.

Loans to Senior Financial Officers.  The Company will not make any loans to Senior Financial Officers.  All Bank loans to Senior Financial Officers will comply strictly with the provisions of Section 22(h) of the Federal Reserve Act, Regulation O of the Federal Reserve Board, and applicable regulations of the FDIC and the Department.

Waivers.  Waivers of any provision of this Code of Ethics shall be granted only by the Company’s Board of Directors.  The nature of any such waiver shall be disclosed to the Company’s stockholders by filing a Current Report on Form 8-K with the SEC.

Amendments.  This Code of Ethics will be periodically reviewed at least annually and revised, if necessary, to reflect changes in applicable law or regulation and to cover new ethical issues as they arise.  The nature of any amendment to the Code of Ethics, except technical, administrative or other non-substantive amendments, shall be disclosed to the Company’s stockholders by filing a Current Report on Form 8-K with the SEC.

Interpretation.  The Boards of Directors of the Company and the Bank will be responsible for the administration of the Code of Ethics for the Company and the Bank.  Any person who has questions regarding the appropriate course of action in a particular situation should promptly contact a non-employee member of the Company’s or Bank’s Board of Directors.